As filed with the Securities and Exchange Commission on October 16, 2006

Registration No. 333-118520

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 7 to
FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Cantor Fitzgerald & Co.

Sponsor

(Exact name of registrant as specified in charter)

YUPSSM Trust for eBay Inc.

yet-to-be formed

(Issuer with respect to the receipts)

New York	6211	133680184
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Code Number)	Identification Number)

110 East 59th Street
New York, New York 10022
(212) 938-5000

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Stephen M. Merkel, Esq.
Executive Managing Director and
General Counsel
Cantor Fitzgerald & Co.
110 East 59th Street
New York, New York 10022
(212) 938-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christopher T. Jensen, Esq.
Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178
(212) 309-6000

Thomas S. Harman, Esq.
David A. Sirignano, Esq.
Morgan, Lewis & Bockius LLP
1111 Pennsylvania Avenue
Washington, D.C. 20004
(202) 739-3000

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to Completion, dated October 16, 2006

40,000,000 Depositary Receipts
YUPSSM Trust for eBay Inc.

The YUPSSM Trust for eBay Inc. will issue Depositary Receipts called YUPSSM representing your undivided beneficial ownership in the (1) common stock of eBay Inc. and (2) a series of stripped zero-coupon U.S. Treasury Securities (‘‘U.S. Treasury Strips’’) maturing quarterly during the three-year term of the trust. The Bank of New York will be the trustee. The trust will only issue and redeem, and you may only acquire from the trust, YUPS in one or more Issuance Denominations of      round-lots of 100 YUPS. You otherwise may acquire, hold or transfer YUPS in secondary market transactions only in a round-lot amount of 100 YUPS or round-lot multiples. YUPS are separate from the underlying deposited common stock and U.S. Treasury Strips that are represented by the YUPS.

Investing in YUPS involves significant risks. See ‘‘Risk Factors’’ starting on page 2.

The YUPS will be offered to the public and issued continuously upon deposit of the underlying securities into the trust and payment of an underwriting fee of 1% of the value of the deposited securities at the time of the deposit, which value will be determined with reference to the closing price of the deposited securities on the day of deposit. Initial sales of the YUPS will occur when investors deposit underlying securities into the trust and pay the 1% underwriting fee.

The common stock of eBay Inc. is traded on The Nasdaq Global Select Market. U.S. Treasury Strips trade in the over-the-counter government securities market. The market value of the underlying securities per YUPS receipt as of the date of this prospectus was $            .

The YUPS are not interests in or obligations of either the sponsor, Cantor Fitzgerald & Co., The Bank of New York, as trustee, or eBay Inc.

Before this issuance, there has been no public market for the YUPS. Application has been made to list the YUPS on the American Stock Exchange under the symbol ‘‘EYP’’. A minimum of 150,000 YUPS receipts must be outstanding in order for trading of the YUPS to begin on the American Stock Exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Cantor Fitzgerald & Co.

Cantor Fitzgerald & Co. will offer the securities on a best efforts basis, without a minimum purchase requirement or escrow arrangement, which could affect the liquidity of the YUPS, including their ability to be listed or remain listed on the American Stock Exchange.

The date of this prospectus is                      , 2006.

This prospectus contains information you should consider when making your investment decision. With respect to information about the YUPS, you should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the YUPS in any jurisdiction where the offer or sale is not permitted.

The YUPS are not registered for public sale outside of the United States. Non-U.S. receipt holders should refer to ‘‘Material Federal Income Tax Consequences — Non-U.S. receipt holders’’ and we recommend that non-U.S. receipt holders consult their tax advisors regarding U.S. withholding and other taxes which may apply to ownership of YUPS or of the underlying securities through an investment in YUPS.

‘‘YUPS’’ and ‘‘Yield Underlying Participating Securities’’ are service marks of Cantor Fitzgerald & Co.

i

SUMMARY

The YUPS Trust for eBay Inc. will be formed under the depositary trust agreement, dated as of                     , 2006, among The Bank of New York, as trustee, Cantor Fitzgerald & Co., other depositors, if any, and the owners of the YUPS. The trust is not a registered investment company under the Investment Company Act of 1940. The term of the trust will expire on or shortly after three years from its formation.

The trust will hold (1) shares of common stock issued by eBay Inc. (‘‘eBay’’) initially representing approximately 70% of the initial assets of the trust, and (2) a series of U.S. Treasury Strips maturing quarterly during the three-year term of the trust and initially representing approximately 30% of the initial assets of the trust. The eBay common stock and the U.S. Treasury Strips are together referred to in this prospectus as the underlying securities. The underlying securities will not be traded by the trustee. However, during the three-year term of the trust, the total assets of the trust will increase or decrease as a result of in-kind deposits and withdrawals of the underlying securities and will decrease as a result of payments upon maturity of the U.S. Treasury Strips. The number of YUPS receipts outstanding will vary as the YUPS receipts are created or redeemed.

The trust will issue YUPS that represent your undivided beneficial ownership interest in the underlying securities held by the trust on your behalf. The YUPS are separate from the underlying securities that are represented by the YUPS.

RISK FACTORS

An investment in YUPS involves risks substantially similar to investing in each of the underlying securities represented by the YUPS, including the risks associated with an investment in eBay Inc.

General Risk Factors Relating to YUPS

•	Loss of investment. Because the value of YUPS directly relates to the value of the underlying securities, you may lose a substantial portion of your investment in the YUPS if the underlying securities decline in value.

•	Discount trading price. YUPS may trade at a discount to the aggregate value of the underlying securities.

•	No investigation of eBay Inc. None of the YUPS Trust, the trustee, Cantor Fitzgerald & Co. or any of their respective affiliates has performed any investigation or review of eBay, including the public filings by eBay. Investors and market participants should not conclude that the inclusion of shares of common stock of eBay is any form of investment recommendation by the trust, the trustee, Cantor Fitzgerald &Co., any of their respective affiliates, or eBay.

•	Conflicting investment choices. In order to sell shares of eBay individually or to participate in a tender offer relating to eBay, you will be required to cancel your YUPS and receive delivery of the underlying securities. The cancellation of your YUPS will allow you to sell individual underlying securities or to deliver individual shares of eBay common stock in a tender offer. You will not be required to pay an additional fee to the trustee upon cancellation of your YUPS.

•	Trading halts. Trading in the YUPS on the American Stock Exchange may be halted if trading in eBay common stock is halted. If trading is halted in the YUPS, you will not be able to trade the YUPS, and you will only be able to trade the underlying securities if you cancel your YUPS and receive the underlying securities.

•	Possible conflicts of interest. Cantor Fitzgerald & Co., as sponsor, has selected the underlying securities and may face possible conflicts of interest in connection with its activities. For example, Cantor Fitzgerald & Co. and its affiliates, collectively referred to as Cantor, may engage in investment banking and other activities, may provide services to eBay in connection with its business, or may make purchases or sales, including establishing long or short positions, in the underlying securities for their own accounts. All of these activities may result in conflicts of interest with respect to the financial interest of Cantor, on the one hand, and, on the other hand, Cantor's initial selection of the underlying securities included in the YUPS.

•	Temporary price increases in the underlying securities. Purchasing activity in the secondary trading market associated with acquiring the underlying securities for deposit into the trust may temporarily increase the market price of the underlying securities, which could result in higher initial offering prices for the YUPS. Large volumes of purchasing activity, which may occur in connection with the issuance of YUPS, particularly in connection with the initial issuance of YUPS, could temporarily increase the market price of the underlying securities, resulting in a higher price on that date. Temporary increases in the market price of the underlying securities may also occur as a result of the purchasing activity of other market participants. Other market participants may attempt to benefit from increases in the market price of the underlying securities that may occur as a result of the increased purchasing activity in the underlying securities resulting from the issuance of the YUPS. Consequently, prices for the underlying securities may decline immediately after the pricing date. Similarly, if the trading prices for the underlying securities decline, the trading price of the YUPS also will decline.

•	Internal management; no portfolio management. The trust will be managed by The Bank of New York, as trustee, and will not have any separate investment advisor. It is a fundamental policy of the trust that, other than as a result of withdrawals, the eBay common stock may not be disposed of by the trustee during the term of the trust and that the U.S. Treasury Strips held by the trust may not be disposed of prior to the earlier of their respective maturities or the termination of the trust. As a result, the trust will continue to hold the eBay common stock despite adverse changes in the financial condition of eBay (or any successor company).

•	Trading value. YUPS are new types of securities and have no trading history, and it is not possible to predict whether or how they will trade in the secondary market. The trading price of YUPS may vary considerably due to, among other things, fluctuations in the price of the common stock of eBay, which may occur due to changes in eBay's financial condition, results of operations or prospects, or because of complex and interrelated political, economic, financial and other factors that can affect the capital markets generally, the stock exchanges or quotation systems on which eBay common stock is traded and the market segments of which eBay is a part, as well as fluctuations in interest rates and other factors that are difficult to predict and beyond the trust's control.

•	Listing on the American Stock Exchange; Possibility of delisting. Application has been made to list the YUPS on the American Stock Exchange. If this application is accepted, there can be no assurance that the YUPS will not later be delisted or that trading in YUPS on the American Stock Exchange will not be suspended. In the event of a delisting or suspension of trading on this exchange, the trust will apply for listing of YUPS on another national securities exchange or for quotation on another trading market. If YUPS are not listed or traded on any securities exchange or trading market, or if trading of the YUPS is suspended, pricing information for YUPS may be more difficult to obtain, and the price and liquidity of YUPS may be adversely affected. One of the conditions to trading on the American Stock Exchange is that the trust must issue and have outstanding at least 150,000 YUPS. If the sponsor does not expect that the trust will issue at least that number of YUPS, the sponsor will not proceed with this offering. If this offering is consummated and the number of outstanding YUPS falls below 150,000, the YUPS would be subject to delisting by the American Stock Exchange. In the event of a delisting, the trustee would terminate the trust upon 30-days' notice to holders of YUPS if another listing is not obtained within five business days following the delisting.

•	Market for YUPS. Cantor Fitzgerald & Co. currently intends, but is not obligated, to make a market in the YUPS when consistent with regulatory requirements, and any such market-making may be discontinued at any time in the sole discretion of Cantor Fitzgerald & Co. without notice. There can be no assurance that a secondary market will develop, or, if a secondary market does develop, that it will provide you with liquidity of investment or that it will continue for the life of the trust.

•	Uncertainty of federal income tax consequences. No statutory, judicial or administrative authority directly addresses the characterization of YUPS or instruments similar to YUPS for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in YUPS are not certain. No ruling is being requested from the Internal Revenue Service with respect to YUPS and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under ‘‘Material Federal Income Tax Considerations.’’ Cantor Fitzgerald & Co. will, however, receive an opinion from Morgan, Lewis & Bockius LLP regarding the accuracy, subject to certain assumptions and qualifications set forth in such discussion, of the discussion of material federal income tax consequences set forth herein under the heading ‘‘Material Federal Income Tax Considerations.’’

•	Application of Federal Income Tax Rules Regarding Original Issue Discount. Holders of YUPS will be subject to federal income tax rules regarding the treatment of original issue discount with respect to their YUPS, with the result that they will be required to include amounts in income with respect to the U.S. Treasury Strips represented by their YUPS prior to the receipt of cash upon maturity in respect of such U.S. Treasury Strips.

•	Interest rate risk. Interest rate risk is the risk that fixed-income investments such as U.S. government obligations, including the U.S. Treasury Strips, corporate and other debt securities, preferred shares, and, to a lesser extent, dividend-paying common stocks, will decline in value because of changes in interest rates. When interest rates rise, the market value of such securities generally will fall. Generally, the longer the maturity of a fixed-income security, the more its value falls in response to a given rise in interest rates. Notwithstanding the relatively short-term maturities of the U.S. Treasury Strips, YUPS will tend to decline in market value if market interest rates rise. Since interest rates are currently near historical lows, it is likely that they will rise in the near future.

•	Possible fee increases. The only fee that holders of YUPS receipts are expected to pay is the initial 1% underwriting fee. Neither Cantor Fitzgerald & Co., as sponsor, nor the trustee expects to charge any other fees or charges to holders of YUPS receipts. Cantor Fitzgerald and the trustee may, however, amend any provision of the depositary trust agreement without the consent of the holders of YUPS, including amending the agreement to raise fees or charges. But if Cantor Fitzgerald increases fees or charges, no such amendment will become effective until 30 days after notice of such amendment is given to holders of YUPS receipts.

Risk Factors Specific to eBay Inc.

An investment in YUPS is subject to the same risks as an investment in the common stock of eBay Inc. Those risks are disclosed in the public filings of eBay. The accuracy or completeness of that information has not been verified by The Bank of New York, as trustee, or Cantor Fitzgerald & Co., as the sponsor. For further information, see ‘‘Description of the Underlying Securities; No investigation’’ and ‘‘Where You Can Find More Information.’’

HIGHLIGHTS OF THE YUPS

This discussion highlights information regarding YUPS. We present certain information more fully in the rest of this prospectus. You should read the entire prospectus carefully before you purchase YUPS.

Issuer	The YUPS Trust for eBay Inc.

The trust	The YUPS Trust will be formed under the depositary trust agreement, dated as of , 2006, among The Bank of New York, as trustee, Cantor Fitzgerald & Co., other depositors, if any, and the owners of the YUPS. The trust is not a registered investment company under the Investment Company Act of 1940. The trust will terminate promptly after the trustee distributes to YUPS holders the interest payment on the last maturing U.S. Treasury Strip underlying the YUPS (which will be approximately three years after the trust's formation). Upon termination of the trust, the YUPS will be cancelled and the underlying shares of eBay common stock will be distributed to YUPS holders.

Sponsor	Cantor Fitzgerald & Co.

Trustee	The Bank of New York, a New York state-chartered banking organization, will be the trustee and receive compensation as set forth in the depositary trust agreement and summarized below under the sub-heading ‘‘Underwriting Fees — Quarterly Fees.’’

Purposes	YUPS are designed to achieve the following:

Yield. YUPS are designed to provide you with a current quarterly yield over the three-year term of the trust, while also providing you with the opportunity to share in the appreciation, if any, of eBay common stock, above your purchase price.

Flexibility. The beneficial owners of YUPS have undivided beneficial ownership interests in the underlying securities represented by the

YUPS, and can exchange their YUPS, in one or more multiples of the Issuance Denomination, to receive each of the underlying securities represented by their YUPS.

Transaction costs. The expenses associated with trading YUPS are expected to be less than the expenses associated with trading each of the underlying securities separately in a traditional brokerage account.

Lower Volatility. YUPS should provide reduced volatility in the trading of eBay common stock as a result of the less volatile U.S. Treasury Strip component, while maintaining downside protection through the current yield associated with the U.S. Treasury Strips.

Ease of Asset Allocation. YUPS provide exposure to both equity and debt through one instrument.

Trust assets	The trust will hold (1) common stock of eBay and (2) a series of U.S. Treasury Strips, maturing quarterly over the three-year term of the trust. Assets deposited into the trust will not be traded by the trustee. However, the total assets of the trust may increase or decrease as a result of in-kind deposits and withdrawals of the underlying securities during the life of the trust and will decrease as a result of distribution of payments upon maturity of the U.S. Treasury Strips.

YUPS	The trust will issue YUPS that represent your undivided beneficial ownership interest in the underlying securities held by the trust on your behalf. The YUPS themselves are separate from the underlying securities that are represented by the YUPS.

The initial weighting of YUPS will be approximately 70% common stock of eBay and 30% U.S. Treasury Strips, maturing quarterly over the three-year term of the trust. The actual weighting of the YUPS and specific share amounts for each round-lot of 100 YUPS will be determined on the pricing date so that the trading price will be approximately $ per YUP, which would provide a current yield of $ per quarter. The final prospectus delivered in connection with sales of the YUPS will disclose those details.

An Issuance Denomination of YUPS will consist of (1) shares of eBay common stock and (2) one of each of the following series of U.S. Treasury Strips, prior to the maturity of each such U.S. Treasury Strip:

Maturity Date	Cusip Number
2/15/2007	912833cr9
5/15/2007	912833ga2
8/15/2007	912833cs7
11/15/2007	912833gb0
2/15/2008	912833ct5
5/15/2008	912833gc8
8/15/2008	912833cu2
11/15/2008	912833gd6
2/15/2009	912833cv0
5/15/2009	912833ge4
8/15/2009	912833cw8
11/15/2009	912833gf1

Each U.S. Treasury Strip listed in the table will provide a fixed payment of the $1,000.00 face amount of the Strip upon the stated maturity date.

After the pricing date, the amount of eBay common stock in the trust will not change, except for changes due to corporate events, such as stock splits, reverse stock splits or stock distributions on the eBay common stock.

After the pricing date, the amount of U.S. Treasury Strips will decrease each quarter as a series reaches maturity and the proceeds are distributed.

eBay's common stock is traded on The Nasdaq Global Select Market and its ticker symbol is ‘‘EBAY’’.

The number of outstanding YUPS will increase and decrease as a result of deposits and withdrawals of the underlying securities.

Purchases	You may acquire YUPS in two ways:

•	By depositing with the trust the (1) number of whole shares of eBay common stock represented by round-lots of 100 YUPS and (2) series of U.S. Treasury Strips represented by round-lots of 100 YUPS, or

•	Through a cash purchase in the secondary market of one or more round-lots of 100 YUPS.

The trust will only issue YUPS in one or more Issuance Denominations, each consisting of round-lots of 100 YUPS, and will stand ready to issue YUPS on a continuous basis when an investor deposits the securities underlying one or more Issuance Denominations.

In the event that a fractional share of eBay common stock comes to be represented by a round-lot of 100 YUPS, the trust may require a minimum of more than round-lots for an Issuance Denomination so that the trust will always receive whole shares of eBay common stock for an issuance of YUPS.

Underwriting fees	Investors' Initial Fee: If you wish to purchase YUPS by delivering to the trust the requisite securities represented by one or more Issuance Denominations, you must pay, at the time of the delivery of those securities, a nonrefundable underwriting fee equal to 1% of the value of the securities underlying the YUPS receipt, which value will be determined with reference to the closing price of the underlying securities on the day of delivery. You must pay the underwriting fee in cash. Pursuant to a service agreement between the trustee and Cantor Fitzgerald & Co., dated , 2006, the trustee will collect the underwriting fee as agent for Cantor Fitzgerald & Co. In no event will the underwriting fee become an asset of the trust.

You will not be charged any separate issuance fee or other sales commission by the trust or the sponsor in connection with purchases or redemptions of YUPS. However, in addition to the underwriting fee collected by the trustee on behalf of Cantor Fitzgerald & Co. as described above, you will be responsible for paying any sales commission associated with your purchase of the underlying securities that is charged by your broker, whether the broker is Cantor Fitzgerald & Co. or another broker.

Cantor's Quarterly Fees: You will not be charged any quarterly or ongoing fees. The trustee will receive a fee of .04% (4 basis points) per year of the trust's assets, calculated on the basis of the value of the securities deposited into the trust less the value of securities withdrawn from the trust. The trustee's fee is payable at the end of each calendar quarter at the rate of .01% of the aggregate value of securities deposited in the trust (determined at the time of the issuance of the YUPS associated with that deposit), less the number of YUPS redeemed multiplied by the average deposit price of the YUPS for the period from the time of inception of the trust to the end of the current calendar quarter. The trustee's fee is due after the end of each calendar quarter. The trustee's fee shall be paid solely by Cantor Fitzgerald &Co. and in no circumstances shall the trustee's fee be paid out of the assets of the trust.

Increases in Fees and Charges: The only fee that holders of YUPS receipts are expected to pay is the initial 1% underwriting fee. Neither Cantor Fitzgerald & Co., as sponsor, nor the trustee, expects to charge any other fees or charges to holders of YUPS receipts. Cantor Fitzgerald and the trustee may, however, amend any provision of the depositary trust agreement without the consent of the holders of YUPS, including amending the agreement to raise fees or charges. But if Cantor Fitzgerald increases fees or charges, no such amendment will become effective until 30 days after notice of such amendment is given to holders of YUPS receipts.

No Cancellation or Withdrawal Fees: If you wish to cancel your YUPS and withdraw the underlying securities, The Bank of New York, as trustee, will not charge you any cancellation or withdrawal fee. No portion of the 1% underwriting fee will be refundable.

Commissions	In addition to the underwriting fee described above, you will be responsible for paying any sales commission that is charged by your broker on any purchase by you of YUPS in the secondary market or of the underlying securities for deposit into the trust.

Rights relating to YUPS
You have the right to withdraw the underlying securities upon request by cancelling your YUPS. The trust will only cancel YUPS in one or more Issuance Denominations of round-lots of YUPS. To cancel your YUPS, you must deliver an Issuance Denomination of round-lots of 100 YUPS or integral multiple thereof to the trustee, during the trustee's business hours and pay the applicable taxes, if any. You should receive the underlying securities no later than the business day after the trustee receives a proper notice of cancellation. The trustee will not deliver fractional shares of eBay common stock. To the extent that any cancellation of YUPS would otherwise require the delivery of a fractional share, the trustee will sell such share in the market and the trust, in turn, will deliver cash in lieu of such share rounded down to the nearest $0.01. Except with respect to the right to vote for dissolution of the trust, holders of YUPS will not have voting rights.

Rights relating to the underlying securities	You have the right, under the depositary trust agreement, to:

•	Receive all stockholder disclosure materials, including annual and quarterly reports, distributed by eBay.

•	Receive all proxy materials distributed by eBay and to instruct the trustee to vote the underlying securities or to attend stockholder meetings yourself.

•	Receive dividends and other distributions on eBay common stock underlying your YUPS, if any are declared and paid by it to the trustee, net of any applicable taxes or fees. Generally, the trustee will pay dividends and other distributions to holders of YUPS in the same form as paid to the trustee except in the case of a distribution of additional shares of eBay common stock, in which case such shares would be retained by the trust and added to the quantity of eBay common stock underlying all of the outstanding YUPS receipts for the benefit of the holders of such receipts, as explained in more detail below under the heading ‘‘Description of the Depositary Trust Agreement — Distributions.’’

•	Receive payments at maturity on the U.S. Treasury Strips underlying your YUPS, net of any applicable taxes or fees.

If you wish to participate in a tender offer for eBay common stock, you must obtain the eBay common stock underlying your YUPS by cancelling your YUPS and receiving all of your underlying securities.

Early termination events	The depositary trust agreement provides for automatic termination of the trust prior to the expiration of the three-year term of the trust in the following eight circumstances:

A.	If the common stock of eBay is no longer registered under Section 12 of the Securities Exchange Act of 1934, then the trust will be terminated and the trustee will distribute the underlying securities to the owners of the YUPS.

B.	If the SEC finds that eBay or the trust should be registered as an investment company under the Investment Company Act of 1940, and the trustee has actual knowledge of the SEC finding, then the trust will be terminated and the trustee will distribute the underlying securities to the owners of the YUPS.

C.	In the event that eBay engages in a business combination transaction in which eBay common stock is exchanged for cash or the securities of an acquiring company, the trust will be terminated and the trustee will distribute to the beneficial owners of YUPS both the consideration received from the acquiring company and the remaining U.S. Treasury Strips underlying the YUPS.

D.	If eBay's common stock is no longer authorized for quotation on a market operated by The Nasdaq Stock Market, Inc. and is not listed for trading on the New York Stock Exchange or the American Stock Exchange within five business days from the date the securities are no longer authorized for quotation, then the trust will be terminated and the trustee will distribute the underlying securities to the owners of the YUPS.

E.	If the YUPS are delisted from the American Stock Exchange and are not listed for trading on another U.S. national securities exchange or authorized for quotation on a market operated by The Nasdaq Stock Market, Inc. within five business days from the date the YUPS are delisted, then the trust will be terminated and the trustee will distribute the underlying securities to the owners of the YUPS.

F.	If the trustee resigns and no successor trustee is appointed within 60 days from the date the trustee provides notice to Cantor Fitzgerald & Co., as sponsor, of its intent to resign, then the trust will be terminated and the trustee will distribute the underlying securities to the owners of the YUPS.

G.	If the beneficial owners of more than 50% of the outstanding YUPS vote to dissolve and liquidate the trust, then the trust will be terminated and the trustee will distribute the underlying securities to the owners of the YUPS.

H.	If either Cantor Fitzgerald & Co., as sponsor, or the trustee determines, in its sole discretion, that legal or regulatory issues make early termination in the best interests of the beneficial owners of the YUPS, Cantor or the trustee, including as a result of the trust's incurring, or becoming likely to incur, more than $50,000 in extraordinary expenses, then the trust will be terminated and the trustee will distribute the underlying securities to the owners of the YUPS.

Federal income tax consequences
Generally, the federal income tax laws will treat a U.S. holder of YUPS as directly owning the underlying securities. Generally, the YUPS themselves will not result in any federal tax consequences separate from the tax consequences associated with ownership of the underlying securities. As discussed in greater detail below under the heading ‘‘Material Federal Income Tax Consequences,’’ holders of YUPS will be required to include amounts in income for federal income tax purposes in respect of original issue discount on the U.S. Treasury Strips.

Listing	Application has been made to list the YUPS on the American Stock Exchange under the symbol ‘‘EYP.’’ Trading will take place only in round-lots of 100 YUPS or round-lot multiples. A minimum of 150,000 YUPS will be required to be outstanding for trading to begin.

Trading	Investors only will be able to acquire in the secondary market, hold, and transfer one or more round-lots of 100 YUPS. Bid and ask prices in connection with trading of YUPS, however, will be quoted per single YUP.

Clearance and settlement	The trust will issue YUPS only in book-entry form. YUPS will be evidenced by one or more global certificates in registered form that the trustee will deposit with The Depository Trust Company, referred to as DTC. Transfers within DTC will be in accordance with DTC's usual rules and operating procedures. For further information, see ‘‘Description of YUPS.’’

THE TRUST

General.    This discussion highlights information about the YUPS Trust for eBay Inc. You should read this information, information about the depositary trust agreement, the depositary trust agreement itself and the rest of this prospectus before you purchase YUPS. The material terms of the depositary trust agreement are described in this prospectus under the heading ‘‘Description of the Depositary Trust Agreement.’’

The YUPS Trust for eBay Inc.    The trust will be formed pursuant to the depositary trust agreement, dated as of                , 2006. The Bank of New York will be the trustee. The YUPS Trust for eBay Inc. is not a registered investment company under the Investment Company Act of 1940.

The YUPS Trust for eBay Inc. is intended to hold underlying securities deposited into the trust for the benefit of holders of YUPS. The trustee will perform only administrative and ministerial acts. The property of the trust will consist of the underlying securities and all monies or other property, if any, received by the trustee. The trust will terminate on                , 2009, or earlier if a termination event occurs.

DESCRIPTION OF THE YUPS

The trust will issue the YUPS under the depositary trust agreement described in this prospectus under the heading ‘‘Description of the Depositary Trust Agreement.’’ The trust will issue YUPS on a continuous basis when an investor deposits the requisite underlying securities with the trustee and pays the 1% underwriting fee. The securities underlying YUPS are shares of common stock of eBay Inc. and a series of U.S. Treasury Strips that will mature quarterly over the three-year term of the trust. Once the U.S. Treasury Strips reach maturity, the trust will terminate and you will cease receiving any current yield.

You may only acquire, hold and trade the YUPS in secondary market transactions in one or more round-lots of 100 YUPS. The trust will only issue the YUPS upon the deposit of the whole shares of underlying securities that are represented by one or more Issuance Denominations of              round-lots of 100 YUPS. In the event of a stock split, reverse stock split or other distribution by eBay that results in a fractional share of eBay common stock becoming represented by a round-lot of YUPS, the trust may require a minimum of more than              round-lots for an Issuance Denomination so that the trust will always receive whole shares of eBay common stock for the issuance of YUPS.

YUPS will represent your individual and undivided beneficial ownership interest in the underlying securities.

Holders of YUPS will have the same rights and privileges as they would have if they beneficially owned the underlying securities outside of the trust. These include the right of investors to instruct the trustee to vote the eBay common stock underlying their YUPS, and to receive dividends and other distributions on the underlying securities, if any are declared and paid to the trustee, as well as the right to cancel YUPS to receive the underlying securities. See ‘‘Description of the Depositary Trust Agreement.’’ YUPS are not intended to change your beneficial ownership in the underlying securities under federal securities laws, including Sections 13(d) and 16(a) of the Securities Exchange Act of 1934.

The trust will not publish or otherwise calculate the aggregate value of the underlying securities represented by a YUPS receipt. Current trading prices for the common stock of eBay Inc. are disseminated by The Nasdaq Stock Market, Inc. Quote and trade information regarding U.S. Treasury Strips is widely available from a variety of sources. The American Stock Exchange has agreed to act as the Calculation Agent and disseminate every 15 seconds a ‘‘YUPS Index’’ that provides an indicative value of the per-share estimate of the underlying securities represented by a round-lot of 100 YUPS. The American Stock Exchange is not a sponsor and does not endorse the YUPS and disclaims liability to any party for inaccuracy in the data on which the YUPS Index is based, for any mistakes, errors or omissions in the calculation or dissemination of the YUPS Index or for the manner in which it is applied to the YUPS. YUPS may trade in the secondary market at prices that are lower than the aggregate value of the underlying securities. If, in such case, a holder of YUPS wishes to realize the dollar value of the underlying securities, that owner will have to withdraw the underlying securities by cancelling its YUPS.

YUPS receipts will be evidenced by one or more global certificates that the trustee will deposit with DTC and register in the name of Cede & Co., as nominee for DTC. The YUPS will be available only in book-entry form. Owners of the YUPS may hold their YUPS through DTC, if they are participants in DTC, or indirectly through entities that are participants in DTC.

DESCRIPTION OF THE UNDERLYING SECURITIES

Underlying securities.    The underlying securities are (1) shares of common stock of eBay Inc., which common stock is registered under Section 12 of the Exchange Act and (2) a series of zero-coupon U.S. Treasury Strips, maturing quarterly over the three-year term of the trust.

No investigation.    In selecting the underlying securities, none of the trust, the trustee, Cantor Fitzgerald & Co., or any affiliate of these entities has performed any investigation or review of eBay, including the public filings by eBay. Accordingly, before you acquire YUPS, you should consider publicly available financial and other information about eBay. See ‘‘Risk Factors’’ and ‘‘Where You Can Find More Information.’’ Investors and market participants should not conclude that the inclusion of shares of common stock of eBay is any form of investment recommendation of that company by the trust, the trustee, Cantor Fitzgerald & Co. or any of their respective affiliates.

General background and historical information.    The following table sets forth the split adjusted closing market prices, as reported on the applicable primary U.S. trading market, of the common stock of eBay on the 15th day or business day nearest the 15th day of each month during 2003 to 2005 and the first eight months of 2006. The closing prices shown are adjusted for 2 for 1 stock splits effective on May 25, 2000, August 29, 2003 and February 17, 2005. The historical prices of the eBay common stock should not be taken as an indication of future performance.

2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price
January	$18.38	January	$33.32	January	$53.19	January	$45.41
February	$18.75	February	$34.60	February	$42.70	February	$40.65
March	$20.98	March	$33.91	March	$37.07	March	$39.12
April	$22.04	April	$37.68	April	$31.97	April	$38.03
May	$24.52	May	$39.17	May	$35.38	May	$31.23
June	$25.41	June	$43.72	June	$37.34	June	$30.74
July	$28.28	July	$41.89	July	$35.08	July	$26.56
August	$25.77	August	$39.36	August	$41.23	August	$24.93
September	$26.94	September	$47.03	September	$37.65
October	$28.80	October	$46.88	October	$40.85
November	$27.19	November	$54.71	November	$43.05
December	$28.64	December	$58.69	December	$46.02

For a brief description of the business of eBay and additional monthly pricing information showing the historical performance of eBay common stock, see ‘‘Annex A.’’

One each of the following series of U.S. Treasury Strips, prior to the maturity of each such Treasury Strip, will compose part of a YUPS.

Maturity Date	Cusip Number
2/15/2007	912833cr9
5/15/2007	912833ga2
8/15/2007	912833cs7
11/15/2007	912833gb0
2/15/2008	912833ct5
5/15/2008	912833gc8
8/15/2008	912833cu2
11/15/2008	912833gd6
2/15/2009	912833cv0
5/15/2009	912833ge4
8/15/2009	912833cw8
11/15/2009	912833gf1

Each U.S. Treasury Strip listed in the table will provide a fixed payment of the $1,000.00 face amount of the Strip upon maturity date.

The following table and graph sets forth the composite performance of eBay common stock and the U.S. Treasury Strips represented by a YUPS receipt based upon one share of eBay common stock measured at mid-month's closing price from August 2003 to August 2006 and a fraction of 12 U.S. Treasury Strips, maturing quarterly from November 15, 2003 to August 15, 2006 and measured each mid-month during those periods. The performance table and graph data are adjusted for any splits that may have occurred over the measurement period. In depicting the performance of the YUPS Trust, payments on the U.S. Treasury Strips that would have been distributed to holders are presented on an annualized basis and deemed reinvested at risk free Treasury rates. Past movements of the underlying securities are not necessarily indicative of future values. The actual amounts and value of the underlying securities will be determined on the pricing date and may differ from the indicative amounts.

2003	Value	2004	Value	2005	Value	2006	Value
August	$36.84	January	$44.15	January	$64.14	January	$56.63
September	$37.71	February	$45.45	February	$53.67	February	$51.89
October	$39.56	March	$44.79	March	$48.05	March	$50.39
November	$37.97	April	$48.53	April	$42.99	April	$49.32
December	$39.43	May	$50.00	May	$46.42	May	$42.55
		June	$54.55	June	$48.40	June	$42.08
		July	$52.75	July	$46.16	July	$37.93
		August	$50.24	August	$52.33	August	$36.33
		September	$57.94	September	$48.78
		October	$57.81	October	$51.98
		November	$65.64	November	$54.22
		December	$69.64	December	$57.21

The following graph depicts the hypothetical performance of a YUPS receipt compared to one share of eBay common stock based upon the above data. Over the period depicted, YUPS would have outperformed eBay common stock by 0.62%. Whether, and the degree to which, the YUPS will outperform or underperform eBay common stock is dependent on the performance of the Strips and the extent to which the Strips comprise a part of a YUP, since the Strips component of a YUP will decrease from 30% to 0% over the three-year term of the Trust.

DESCRIPTION OF THE DEPOSITARY TRUST AGREEMENT

General.    The depositary trust agreement, dated as of                 , 2006, among Cantor Fitzgerald & Co., other depositors, if any, The Bank of New York, as trustee, and the owners of the YUPS provides that YUPS will represent an owner's undivided beneficial ownership interest in the underlying securities.

The trustee.    The Bank of New York will serve as trustee. The Bank of New York, which was founded in 1784, was New York's first bank and is the oldest bank in the country still operating under its original name. The Bank is a state-chartered New York banking corporation and a member of the Federal Reserve System. The Bank conducts a national and international wholesale banking business and a retail banking business in the New York City, New Jersey and Connecticut areas, and provides a comprehensive range of corporate and personal trust, securities processing and investment services.

Issuance, transfer and surrender of YUPS.    You may create and cancel YUPS only in one or more Issuance Denominations of              round-lots of 100 YUPS. You may create YUPS by delivering to the trustee the requisite underlying securities, which may not be ‘‘restricted securities’’ as defined in Section 1.1 of the depositary trust agreement, and paying the appropriate underwriting fee. The trust will only issue YUPS upon the deposit of the whole shares represented by round-lots of 100 YUPS and the requisite amount of U.S. Treasury Strips. In the event that a fractional share comes to be represented by a round-lot of 100 YUPS, the trust may require a minimum of more than              round-lots of 100 YUPS for an Issuance Denomination so that the trust will always receive whole share amounts for the issuance of YUPS. Similarly, you must cancel YUPS in an Issuance

Denomination of              round-lots or integral multiples thereof to withdraw deposited securities from the trust. The trustee will not deliver fractional shares of underlying common stock, and to the extent that any cancellation of YUPS would otherwise require the delivery of fractional shares, the trust will deliver cash in lieu of such shares. You may request withdrawal of the eBay common stock and U.S. Treasury Strips underlying your YUPS during the trustee's normal business hours. No fee is charged for withdrawal of the underlying securities. The trustee expects that in most cases it will deliver your underlying securities within one business day of your withdrawal request.

Voting rights.    The trustee will deliver you proxy soliciting materials provided by eBay Inc. so as to permit you to give the trustee instructions as to how to vote on matters to be considered at any annual or special meeting of shareholders held by eBay.

Under the depositary trust agreement, any beneficial owner of YUPS, other than Cantor Fitzgerald & Co. owning YUPS for its own proprietary account as principal, will have the right to vote to dissolve and liquidate the trust.

Distributions.    You will be entitled to receive distributions of cash, including dividends, interest payments, securities or other property, if any, made with respect to the underlying securities. The trustee will use its reasonable efforts to ensure that it distributes these distributions as promptly as practicable after the date on which it receives the distribution. Nevertheless, you may receive your distributions substantially later than you would have had you held the underlying securities directly. You will be obligated to pay any tax or other charge that may become due with respect to your YUPS relating to these distributions. The trustee may deduct the amount of any tax or other governmental charge from a distribution before making payment to you. See ‘‘Material Federal Income Tax Consequences; Taxation of YUPS’’.

Dividends and other distributions will be paid to holders of YUPS in the same form as paid to the trustee, except that distributions of eBay common stock, if any, will be retained by the trust and added to the quantity of eBay common stock underlying all of the outstanding YUPS receipts for the benefit of the holders of such receipts. Thereafter, the number of YUPS comprising an Issuance Denomination will be increased or decreased to the lowest multiple of round lots of YUPS so that no fractional shares are represented by the Issuance Denomination. In cases where the trustee deems an in-kind distribution not to be lawful and feasible or able to be made proportionately among the holders of YUPS entitled to the distribution, then the trustee will make a distribution in a form that it deems equitable and practicable, including a sale of the asset distributed and a distribution of the net proceeds of the sale among the holders entitled to the distribution. Fractional interests in underlying securities, or in any other securities issued by eBay, will not be distributed. Instead, the trustee will sell the fractional interests and distribute the proceeds.

Record dates.    With respect to dividend payments and voting instructions, the trustee expects to fix the trust's record dates as close as possible to the record date fixed by eBay. In cases where eBay's record date for a distribution is earlier than the trust's record date for the re-distribution of such eBay distribution, any record holder of eBay shares for purposes of the eBay distribution who wishes to deposit those shares prior to the record date set by the trust with respect to that distribution will be required to deliver promptly to the trust the distribution from eBay in order for its purchase of YUPS to settle and to receive the trust's re-distribution of such eBay distribution. With respect to payments upon maturity of a series of U.S. Treasury Strips, the trustee expects to fix the trust's record date on the same dates as the interest payment dates. Only holders of the YUPS receipts on the record date for a distribution, as established by the trustee, will be entitled to distributions.

Shareholder communications.    The trustee promptly will forward to you all stockholder communications that it receives from eBay.

Withdrawal of underlying securities.    You may cancel your YUPS and receive the underlying securities during the trustee's normal business hours and upon the payment of applicable taxes or governmental charges, if any. You should receive your underlying securities no later than the business day after the trustee receives your request and delivery of one or more Issuance Denominations of the YUPS.

Further issuances of YUPS.    The depositary trust agreement provides for further issuances of YUPS on a continuous basis without your consent.

Early termination of the trust.    The depositary trust agreement provides for early termination of the trust and the automatic distribution of underlying securities to you in the following eight circumstances:

A.	If the common stock of eBay no longer is a class of securities registered under Section 12 of the Securities Exchange Act of 1934, then the trust will be terminated and the trustee will distribute the underlying securities to the owners of the YUPS.

B.	If the SEC finds that eBay or the trust should be registered as an investment company under the Investment Company Act of 1940, and the trustee has actual knowledge of the SEC finding, then the trust will be terminated and the trustee will distribute the underlying securities to the owners of the YUPS.

C.	In the event that eBay engages in a business combination transaction in which eBay common stock is exchanged for cash or the securities of acquiring company, the trust will be terminated and the trustee will distribute to the beneficial owners of YUPS both the consideration received from the acquiring company and the remaining U.S. Treasury Strips underlying the YUPS.

D.	If eBay's common stock is no longer authorized for quotation on a market operated by The Nasdaq Stock Market, Inc. and is not listed for trading on the New York Stock Exchange or the American Stock Exchange within five business days from the date the securities are no longer authorized for quotation, then the trust will be terminated and the trustee will distribute the underlying securities to the owners of the YUPS.

E.	If the YUPS are delisted from the American Stock Exchange and are not listed for trading on another U.S. national securities exchange or authorized for quotation on a market operated by The Nasdaq Stock Market, Inc. within five business days from the date the YUPS are delisted, then the trust will be terminated and the trustee will distribute the underlying securities to the owners of the YUPS.

F.	If the trustee resigns and no successor trustee is appointed within 60 days from the date the trustee provides notice to Cantor Fitzgerald & Co., as sponsor, of its intent to resign, then the trust will be terminated and the trustee will distribute the underlying securities to the owners of the YUPS.

G.	If beneficial owners of more than 50% of the outstanding YUPS vote to dissolve and liquidate the trust, then the trust will be terminated and the trustee will distribute the underlying securities to the owners of the YUPS.

H.	If either Cantor Fitzgerald & Co., as sponsor, or the trustee determines, in its sole discretion, that legal or regulatory issues make early termination in the best interests of the beneficial owners of YUPS, Cantor or the trustee, including as a result of the trust incurring, or becoming likely to incur, $50,000 or more in extraordinary expenses, then the trust will be terminated and the trustee will distribute the underlying securities to the owners of the YUPS.

Upon termination, the beneficial owners of YUPS will surrender their YUPS as provided in the depositary trust agreement, including payment of any applicable taxes or governmental charges due in connection with delivery to the owners of the underlying securities.

Amendment of the depositary trust agreement.    The trustee and Cantor Fitzgerald & Co., as sponsor, may amend any provision of the depositary trust agreement without the consent of any other depositor or any of the owners of the YUPS. Promptly after the execution of any amendment to the agreement, the trustee must furnish or cause to be furnished written notification of the substance of the amendment to each holder of YUPS. Any amendment that imposes or increases any fees or charges, subject to exceptions, or that otherwise prejudices any substantial existing right of the owners of YUPS will not become effective until 30 days after notice of the amendment is given to the owners of YUPS.

Underwriting fee.    If you wish to create YUPS by delivery to the trust of the underlying securities represented by an Issuance Denomination of            round-lots of 100 YUPS or integral multiples thereof, you will pay an underwriting fee equal to 1%.

Commissions.    In addition to the underwriting fee described above, you will be responsible for paying any sales commissions that are charged by your broker associated with any purchase by you of the underlying securities or of YUPS in the secondary market.

Address of the trustee.    One Wall Street, New York, N.Y. 10286.

Governing law.    The depositary trust agreement and the YUPS will be governed by the laws of the State of New York. The trustee will provide the depositary trust agreement to any owner of YUPS free of charge upon written request.

Duties and immunities of the trustee.    The trustee will assume no responsibility or liability for, and make no representations as to, the validity or sufficiency, or as to the accuracy of the recitals, if any, set forth in the YUPS.

The trustee undertakes to perform only those duties as are specifically set forth in the depositary trust agreement without negligence or bad faith.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

General.    The following is a discussion of the material U.S. federal income tax consequences relating to the ownership of YUPS for a holder of a receipt that beneficially owns such receipt and is:

•	A citizen or resident of the United States;

•	A corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States;

•	An estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source;

•	A trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust;

•	A trust in existence on August 20, 1996 that was properly treated as a ‘‘United States person’’ for federal income tax purposes prior to such date and that has properly elected to continue to be a treated as a United States person (each of the foregoing, referred to herein as a ‘‘U.S. receipt holder’’); and

•	Any person other than a U.S. receipt holder (referred to herein as a ‘‘non-U.S. receipt holder’’).

This discussion is the opinion of Morgan, Lewis & Bockius LLP regarding the material U.S. federal income tax consequences of the ownership of YUPS (other than with respect to investors subject to certain special rules). This discussion is based upon laws, regulations, rulings and decisions currently in effect, all of which are subject to change, possibly on a retroactive basis. This discussion deals only with YUPS held as ‘‘capital assets’’ (generally, property held for investment) by investors that acquired their YUPS in the initial offering. Except as specifically noted otherwise, this discussion does not address U.S. federal income tax consequences applicable to categories of investors subject to special rules, such as dealers in securities or currencies, traders that elect to mark-to-market, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, persons subject to the alternative minimum tax, United States expatriates, persons that hold YUPS that are part of a hedging transaction, straddle or conversion transaction, or persons whose functional currency is not the U.S. dollar. Neither the trust nor the sponsor has sought a ruling from the Internal Revenue Service with respect to the taxation of the trust or the federal income tax consequences of ownership of YUPS and the Internal Revenue Service is not required to agree with the description of tax consequences set forth herein. This discussion assumes that the depositary trust agreement will be executed in the form reviewed by Morgan, Lewis & Bockius LLP.

If an entity that is treated as a partnership for U.S. federal income tax purposes holds YUPS, the U.S. federal income tax treatment of a partner will generally depend upon the status of the partner and the tax treatment of the partnership. A partner in an entity that is treated as a partnership for U.S. federal income tax purposes holding YUPS should consult its own tax advisor regarding the U.S. federal income tax treatment of an investment in YUPS.

PROSPECTIVE PURCHASERS OF YUPS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE CONSEQUENCES, IN THEIR PARTICULAR CIRCUMSTANCES, UNDER THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE CODE), AND THE LAWS OF ANY STATE, LOCAL OR OTHER TAXING JURISDICTION OF OWNERSHIP OF YUPS.

Taxation of the trust.    Assuming compliance with the terms of the depositary trust agreement and the service agreement between Cantor Fitzgerald & Co. and The Bank of New York, the trust will be treated as a grantor trust or custodial arrangement for U.S. federal income tax purposes. Accordingly, each receipt holder will be considered the owner of its pro rata portion of each of the assets held by the trust. Income of the trust will be treated for federal income tax purposes as income of the receipt holders in the manner described below.

Taxation of YUPS.    A receipt holder purchasing and owning the YUPS will be treated, for U.S. federal income tax purposes, as directly owning a proportionate share of each of the underlying securities represented by the YUPS, i.e., the common stock of eBay Inc. and the U.S. Treasury Strips. A receipt holder, other than a receipt holder that deposits underlying securities in exchange for YUPS, will be treated as having acquired a pro rata interest in each of the underlying securities held by the trust, including the common stock of eBay and each of the U.S. Treasury Strips held by the trust, at the time that the receipt holder acquired its YUPS. Such a receipt holder will determine its initial tax basis in its interest in each of the underlying securities by allocating the purchase price for the YUPS among the underlying securities based on their relative fair market values at the time of purchase.

Common stock of eBay.    A receipt holder will be treated as receiving any distributions made by eBay at the same time the receipt holder would have been so treated if it held such common stock directly and not through the trust. Such distributions will be treated as dividends for U.S. federal income tax purposes to the extent treated as made from eBay's current or accumulated earnings and profits (as determined for federal income tax purposes). Distributions that are not treated as made from eBay's current or accumulated earnings and profits for federal income tax purposes are generally treated first as a return of a receipt holder's basis in its interest in the common shares and then as gain on a deemed disposition of a portion of that interest A receipt holder will generally be entitled to any special federal income tax treatment attributable to distributions from the issuer, such as the deduction for dividends received by corporations, to the same extent such treatment would be available had the receipt holder held the common stock directly. Certain receipt holders, such as some insurance companies, are subject to special rules with respect to the dividends received deduction. Prospective purchasers are advised to consult their own tax advisors regarding the extent of the availability of the dividends received deduction and the other consequences of being treated as owning common shares of eBay in their particular circumstances.

Qualifying dividends received or treated as received by a receipt holder that is an individual in taxable years beginning after December 31, 2002 and prior to January 1, 2011 are eligible for taxation at capital gain rates (currently subject to a maximum rate of 15%). A dividend will not be treated as a qualifying dividend to the extent that (i) the shareholder does not satisfy a holding period requirement that generally requires that the shareholder be treated for federal income tax purposes as holding the common shares on which the dividend is paid for more than 60 days during the 121-day period that begins on the date that is 60 days before the date on which the common shares become ex-dividend with respect to such dividend, (ii) the shareholder is under an obligation to make related payments with respect to substantially similar or related property or (iii) such dividend is taken into account as investment income under Section 163(d)(4)(B) of the Code. Where an individual is treated as receiving, with respect to a common share, qualifying dividend income from dividends which are extraordinary dividends, any loss on the sale or exchange of such common share shall be treated as long-term capital loss to the extent of such dividends. For these purposes, an extraordinary dividend includes (i) all dividends on a common share with ex-dividend dates within a period of 85 consecutive days, where the aggregate amount of such dividends equals or exceeds 10% of the individual's tax basis in such common share and (ii) all dividends on a common share with ex-dividend dates within a period of 365 consecutive days, where the aggregate amount of such dividends exceeds 20% of the individual's tax basis in such common share.

When a receipt holder sells a receipt, it will determine the amount realized with respect to its interest in the common stock by allocating the sales price among the underlying securities, including the common stock and any remaining U.S. Treasury Strips, based on their relative fair market values at the time of sale. A receipt holder's gain or loss with respect to its interest in the common stock will be computed by subtracting its adjusted basis in its interest in the common stock from the amount treated as realized on its interest in the common stock.

If the trust, in connection with cashing out a fractional interest of a receipt holder that is surrendering receipts, is required to sell an amount of shares of common stock of eBay in excess of such fractional interest, then each receipt holder will be treated for federal income tax purposes as selling an amount of shares equal to such receipt holder's pro rata share of such excess, and will recognize gain or loss to the extent of the difference between the amount realized on the sale of such portion and such receipt holder's federal tax basis in such portion. Additional deemed sales also would occur for federal tax purposes if, following such a cashing out of a fractional interest, additional surrenders of receipts changed the relative interests of the receipt holders in the cash received by the trust on such cashing out in excess of the cash distributed to the receipt holder being cashed out.

Zero-coupon U.S. Treasury Strips.    The U.S. Treasury Strips held by the trust will consist of zero-coupon U.S. Treasury securities. Each receipt holder will be required to treat its pro rata portion of each of the U.S. Treasury Strips held by the trust as a bond that was originally issued on the date that such receipt holder acquired its YUPS (or, in the case of a receipt holder that acquired its YUPS by depositing the underlying securities, generally the date such receipt holder first held as a strip the U.S. Treasury Strips so deposited). A receipt holder will be required to treat its pro rata interest in each U.S. Treasury Strip that has a remaining term to maturity of more than one year at the time that the receipt holder acquires its YUPS (or, in the case of a receipt holder that acquired its YUPS by depositing the underlying securities, generally the date such receipt holder first held as a strip the U.S. Treasury Strips so deposited) as having been issued with original issue discount equal to the excess of (i) the amount payable on such pro rata interest over (ii) the portion of the receipt holder's purchase price for YUPS that is allocable to such pro rata interest (or, in the circumstances noted above, the receipt holder's federal income tax basis in the U.S. Treasury Strip deposited for its YUPS). A receipt holder (whether on the cash or accrual method of tax accounting) will be required to include the original issue discount associated with its pro rata interest in each such long-term U.S. Treasury Strip in income for federal income tax purposes as such original issue discount accrues on a constant yield basis over the remaining term to maturity of such interest. Amounts received upon the maturity of a pro rata interest in a long-term U.S. Treasury Strip will be taxable only to the extent that they exceed the sum of (x) the receipt holder's original federal income tax basis in such U.S. Treasury Strip and (y) the original issue discount included in income by such receipt holder with respect to such U.S. Treasury Strip. Based on the relative fair market values of the U.S. Treasury Strips to be held by the trust and of the shares of common stock of eBay as of October 4, 2006, and assuming that each YUPS initially represented (i) 1,000 shares of eBay common stock and (ii) an interest in U.S. Treasury Strips representing the right to receive $1,000.00 on the maturity date of each of the U.S. Treasury Strips, a holder of a YUPS that acquired such YUPS prior to February 15, 2007 in return for a deposit of underlying securities purchased at their fair market values as of October 4, 2006 and payment of the underwriting fee would be required to include, over the remaining term of the U.S. Treasury Strips with a remaining term to maturity at such time of more than one year, approximately $731.94 in aggregate amount of original issuance discount in income for U.S. federal income tax purposes with respect to the interest in such U.S. Treasury Strips with a remaining term of more than one year represented by such YUPS. The foregoing estimate of original issue discount is illustrative only, as the actual aggregate amount of original issue discount on the U.S. Treasury Strips will depend on (i) the relative fair market value of the U.S. Treasury Strips to be held by the trust and of the shares of common stock of eBay as of the date on which such holder acquired its YUPS, (ii) the actual interest in U.S. Treasury Strips represented by a YUPS and (iii) the holder's actual purchase price for the underlying securities. The foregoing example also assumes that the underwriting fee associated with an acquisition of YUPS will be treated for U.S. federal income tax purposes as part of the cost of the underlying securities. As noted below under the heading ‘‘Underwriting fees, brokerage fees, trustee fees, and extraordinary trust expenses,’’ alternative treatments of the underwriting fee are possible.

Cantor Fitzgerald & Co. expects that more than 20% of the receipts will be held by accrual basis taxpayers, in which case original issue discount on any receipt holder's pro rata interest in any U.S. Treasury Strip that has a remaining term to maturity of one year or less at the time that the receipt holder acquires its YUPS also will be required to be included in income by the receipt holder as it is accrued. Unless a receipt holder elects to accrue the original issue discount on such short-term U.S. Treasury Strips in accordance with a constant yield method based on daily compounding, the original issue discount will be accrued on a straight-line basis. The original issue discount on a receipt holder's pro rata interest in such a short-term U.S. Treasury Strip will be equal to the excess of (i) the amount payable on such pro rata interest over (ii) the portion of the receipt holder's purchase price for the YUPS that is allocable to such pro rata interest (or, in the case of a receipt holder that acquired its YUPS by depositing underlying securities, such receipt holder's federal income tax basis in the U.S. Treasury Strip deposited in respect of such YUPS).

As noted above, when a receipt holder sells a receipt, it will determine the amount realized with respect to each underlying security, including each of the then-remaining U.S. Treasury Strips, by allocating the sales price among the underlying securities based on their relative fair market values at the time of sale. A receipt holder's gain or loss with respect to each security will be computed by subtracting its adjusted basis in the security from the amount realized on the security. A receipt holder's initial basis in its pro rata interests in the U.S. Treasury Strips is adjusted by increases equal to the amount of original issue discount included in the holder's income and by decreases equal to the amount of cash received with respect to the U.S. Treasury Strips. If the special rule described in the preceding paragraph for trusts, 20% or more of the interests in which are held by accrual basis taxpayers, does not apply, then, in the case of a cash basis receipt holder not required and not electing to include original issue discount with respect to a short-term U.S. Treasury Strip in income currently, any gain realized with respect to the receipt holder's pro rata interest in such security will be treated as ordinary income to the extent of the original issue discount associated with such pro rata interest accrued on a straight-line basis (unless an election is made to accrue the original issue discount under the constant-yield method) through the sale date. Based on the relative fair market values of the U.S. Treasury Strips to be held by the trust and of the shares of common stock of eBay as of October 4, 2006, and assuming that each YUPS initially represented (i) 1,000 shares of eBay common stock and (ii) an interest in U.S. Treasury Strips representing the right to receive $1,000.00 on the maturity date of each of the U.S. Treasury Strips, the amount of original issue discount associated for U.S. federal income tax purposes with the U.S. Treasury Strips having a remaining term to maturity of one year or less represented by a single YUPS for a holder that acquired a YUPS prior to February 15, 2007 in return for a deposit of underlying securities purchased at their fair market values as of October 4, 2006 and payment of the underwriting fee would be approximately $55.65. The foregoing estimate of original issue discount is illustrative only, as the actual aggregate amount of original issue discount on the U.S. Treasury Strips will depend on (i) the relative fair market value of the U.S. Treasury Strips to be held by the trust and of the shares of common stock of eBay as of the date on which such holder acquired its YUPS, (ii) the actual interest in U.S. Treasury Strips represented by a YUPS and (iii) the holder's actual purchase price for the underlying securities. The foregoing example also assumes that the underwriting fee associated with an acquisition of YUPS will be treated for U.S. federal income tax purposes as part of the cost of the underlying securities. As noted below under the heading ‘‘Underwriting fees, brokerage fees, trustee fees, and extraordinary trust expenses,’’ alternative treatments of the underwriting fee are possible.

The distribution of any securities by the trust upon the surrender of YUPS will not be a taxable event, except to the extent that cash is distributed in lieu of fractional shares. The receipt holder's holding period with respect to the distributed securities will include the period that the holder held the securities through the trust.

Underwriting fees, brokerage fees, trustee fees and extraordinary trust expenses.    While, in the absence of authority directly on point, the federal income tax treatment of any underwriting fee incurred in acquiring a receipt is unclear, it is likely that any such fee will be required to be capitalized, in which case it would likely increase the receipt holder's basis in the underlying securities (with the allocation of the fee among the underlying securities being based on their relative fair market values). Alternative federal income tax treatments of the underwriting fee are possible, however, including characterizations which may preclude recovery of any portion of such fee for federal income tax purposes (whether as a deduction or as a result of an increase in basis) while the receipt holder continues to hold such receipt and which may subject the recovery of the fee for federal income tax purposes to limitations imposed upon the deductibility of miscellaneous itemized deductions. Prospective investors are encouraged to consult their tax advisors regarding the treatment of the underwriting fee in their particular circumstances. A fee incurred in selling YUPS will reduce the amount realized with respect to the underlying securities.

While the matter is not entirely free from doubt, it is likely that receipt holders will be required to include in income the amount of any extraordinary trust expenses that are paid by Cantor Fitzgerald & Co. Such expenses are also likely to be treated as expenses incurred in connection with a holder's investment in the underlying securities and may be deductible. Where a receipt holder is an individual, estate or trust, however, the deduction of such receipt holder's share of such expenses would be a miscellaneous itemized deduction which may be disallowed in whole or in part as a result of certain limitations imposed upon the deductibility of miscellaneous itemized deductions. As a result of this treatment, Cantor Fitzgerald & Co.'s payment of extraordinary trust expenses may have adverse tax consequences to holders of receipts. It is also possible that receipt holders will be required to include in income the amount of any trustee fees paid by Cantor Fitzgerald & Co. In such circumstances, the payment of such fees would likely be treated as expenses incurred in connection with the holder's investment in the underlying securities and may, subject to the limitations to which certain taxpayers are subject with respect to the deductibility of miscellaneous itemized deductions, be deductible. If any receipt holder were to be subject to a limitation on miscellaneous itemized deductions with respect to the payment of such fees, then Cantor Fitzgerald & Co.'s payment of such fees would likely have adverse tax consequences to such receipt holder. Alternative tax treatments of the trustee fees and trust expenses are possible, and prospective investors are encouraged to consult their tax advisors regarding the consequences of such fees and expenses to them in their particular circumstances.

Non-U.S. receipt holders.    The rules governing U.S. federal taxation of non-U.S. persons are complex and no attempt will be made herein to provide more than a limited summary of such rules. Prospective non-U.S. receipt holders should consult their own tax advisors to determine the U.S. federal tax consequences to them of owning YUPS in their particular circumstances.

Non-U.S. receipt holders whose income on the receipts is treated as effectively connected with the conduct of a U.S. trade or business will generally be subject to U.S. federal income tax under the rules described above with respect to their ownership and disposition of receipts, provided that certain certification requirements are complied with, and may also, in the case of receipt holders that are foreign corporations, be subject to a 30% branch profits tax with respect to the income they derive from YUPS.

Non-U.S. receipt holders whose income on the receipts is not effectively connected with a U.S. trade or business will, in connection with their ownership of a pro rata portion of the common stock of eBay, be subject to U.S. federal withholding tax at a 30% rate with respect to dividends, if any, on the common stock of eBay attributable to the holder's YUPS, except to the extent that a reduced rate is available under an applicable income tax treaty and applicable certification requirements are satisfied. In certain circumstances, all of a distribution may be treated as a dividend for withholding purposes, notwithstanding that it may subsequently be determined that a portion of such distribution was not from eBay's current or accumulated earnings and profits for federal income tax purposes. Gain recognized with respect to a non-U.S. receipt holder's pro rata interest in common stock of eBay will be subject to U.S. federal tax if the common stock is treated as a ‘‘United States real property interest’’ for federal income tax purposes and the non-U.S. receipt holder has held more than 5% of this class of eBay's common stock at any time during a specified period. The sponsor does not believe that the common stock currently constitutes a ‘‘United States real property interest’’, but there can be no assurance that this is or will continue to be the case. Even if the common stock of eBay does not constitute a United States real property interest, a non-U.S. receipt holder whose income on the receipts is not effectively connected with the conduct of a U.S. trade or business will be subject to U.S. tax on gain recognized with respect to his or her pro rata interest in the common stock of eBay if the non-U.S. receipt holder is an individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met.

Non-U.S. receipt holders whose income on the receipts is not treated as effectively connected with the conduct of a U.S. trade or business will generally not be subject to U.S. withholding tax (otherwise applied at a 30% rate, unless reduced by an applicable tax treaty) with respect to amounts received on the U.S. Treasury Strips provided that certain certification requirements are satisfied.

The certification requirements referred to in the preceding discussion generally require that the beneficial owner, and each person in the chain of payment between the beneficial owner and the U.S. withholding agent, provide U.S. tax forms to the U.S. withholding agent establishing the beneficial owner's status as a non-U.S. person for U.S. federal income tax purposes. Where the beneficial owner is treated as a foreign partnership for U.S. federal income tax purposes, the partners in the partnership are generally also required to provide U.S. tax forms. Special rules apply in the case of ownership through tiered partnerships.

Backup withholding and information reporting.    Distributions on the common stock of eBay, payments of principal and original issue discount on the U.S. Treasury Strips and the proceeds received from a sale of YUPS may be subject to U.S. backup withholding tax if the holder of the YUPS fails to supply an accurate taxpayer identification number or otherwise to comply with applicable U.S. information reporting or certification requirements. The current backup withholding rate is 28%, but this rate is scheduled to adjust in future periods. Any amounts so withheld will be allowed as a credit against the receipt holder's U.S. federal income tax liability and may entitle that holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

After the end of each calendar year, the trust may furnish to each record holder of YUPS an annual statement containing information relating to the payments on the U.S. Treasury Strips and common stock of eBay held by the trust. The trust may also furnish annual information returns to each record holder of YUPS and to the Internal Revenue Service.

ERISA CONSIDERATIONS

Any plan fiduciary which proposes to have a plan to acquire YUPS should consult with its counsel with respect to the potential applicability of ERISA and the Internal Revenue Code to this investment and whether any exemption would be applicable and determine on its own whether all conditions have been satisfied. Moreover, each plan fiduciary should determine whether, under the general fiduciary standards of investment prudence and diversification, an acquisition of YUPS is appropriate for the plan, taking into account the overall investment policy of the plan and the composition of the plan's investment portfolio.

PLAN OF DISTRIBUTION

We expect that Cantor Fitzgerald & Co. will (i) solicit investors to make initial deposits of the underlying securities into the trust and (ii) cause the trustee to issue the YUPS receipts directly to investors. Cantor Fitzgerald may acquire underlying securities for deposit into the trust on behalf of its customers who wish to purchase YUPS receipts. We expect the trust to deliver YUPS against deposits of the underlying securities in New York, New York beginning on              , 2006. The trust will continue to issue YUPS in connection with deposits of underlying securities and the payment of the 1% underwriting fee that the trustee will collect on behalf of Cantor Fitzgerald & Co. In no event will cash be deposited in the trust. All expenses of the offering, including the trustee's fees, will be paid by Cantor Fitzgerald & Co.

Because new YUPS can be created and issued on an ongoing basis, at any point during the life of the trust, a ‘‘distribution,’’ as such term is used in the Securities Act, may be occurring. Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in a distribution in a manner, which could render them statutory underwriters and subject them to the prospectus-delivery and liability provisions of the Securities Act. For example, a broker-dealer firm or its client may be deemed a statutory underwriter if it purchases YUPS in one or more Issuance Denominations from the trust, breaks the Issuance Denominations down into round-lots of YUPS and sells YUPS directly to its customers; or if it chooses to couple the creation of a supply of new YUPS with an active selling effort involving solicitation of secondary market demand for YUPS. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the broker-dealer or its client in the particular case, and the examples mentioned above should not be considered a complete description of all the activities that could lead to designation as an underwriter.

Investors that purchase YUPS through a commission/fee-based brokerage account may pay commissions/fees charged by the brokerage account. We recommend that investors review the terms of their brokerage accounts for details on applicable charges.

Dealers that are not ‘‘underwriters’’ but are participating in a distribution (as contrasted to ordinary secondary trading transactions), and thus dealing with YUPS that are part of an ‘‘unsold allotment’’ within the meaning of Section 4(3)(C) of the Securities Act, would be unable to take advantage of the prospectus-delivery exemption provided by Section 4(3) of the Securities Act.

This offering is being made in compliance with Conduct Rule 2810 of the National Association of Securities Dealers, Inc. Accordingly, sales will not be made to a discretionary account without the prior written approval of a purchaser of YUPS.

Cantor Fitzgerald & Co. and its affiliates may, in the future, provide financial services to eBay, for which it would expect to receive customary fees and commissions and may have served as counterparties in transactions with eBay.

Cantor Fitzgerald & Co. may use this prospectus, as updated from time to time, in connection with offers and sales related to market-making transactions in YUPS. Cantor Fitzgerald & Co. may act as principal or agent in these transactions. Market-making sales will be made at prices related to prevailing market prices at the time of sale.

Cantor Fitzgerald & Co. has agreed to indemnify the trustee against some civil liabilities related to acts performed or not performed by the trustee in accordance with the depositary trust agreement or periodic reports filed or not filed with the SEC with respect to YUPS. Should a court determine not to enforce the indemnification provision, Cantor Fitzgerald & Co. also has agreed to contribute to payments the trustee may be required to make with respect to these liabilities. The trustee has agreed to indemnify and hold harmless Cantor Fitzgerald, its directors, employees and agents from liability caused by the negligence or bad faith of the trustee in the performance of its duties under the depository trust agreement.

LEGAL MATTERS

Legal matters, including the validity of the YUPS, will be passed upon for Cantor Fitzgerald & Co., the sponsor, and the trust by Morgan, Lewis & Bockius LLP. Morgan, Lewis & Bockius LLP, as special U.S. tax counsel to the trust, also will render an opinion regarding the material federal income tax consequences relating to the YUPS.

WHERE YOU CAN FIND MORE INFORMATION

Cantor Fitzgerald & Co., as sponsor, has filed a registration statement on Form S-1 with the Securities and Exchange Commission (the ‘‘SEC’’) covering the YUPS. While this prospectus is a part of the registration statement, it does not contain all the exhibits filed as part of the registration statement. You should review the full text of those exhibits.

The registration statement is available through the SEC's EDGAR system accessible over the Internet at the SEC's website at http://www.sec.gov. You also may read and copy the registration statement at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for more information on the public reference room and its copy charges. Cantor Fitzgerald & Co. will not file any reports pursuant to the Exchange Act in connection with YUPS. The trust will file modified reports pursuant to the Exchange Act.

Because the common stock of eBay Inc. is registered under the Exchange Act, eBay is required to file periodically financial and other information specified by the SEC. The Exchange Act file number assigned by the SEC to eBay is 000-24821. Information provided to or filed with the SEC by eBay with respect to its business and common stock can be inspected at the SEC's public reference room or accessed through the SEC's website referenced above. Information regarding eBay may be obtained from other sources as well, including press releases, newspaper articles and other publicly disseminated information.

None of the trust, Cantor Fitzgerald & Co., or their respective affiliates is affiliated with eBay, and eBay has no obligations with respect to YUPS. This prospectus relates only to the YUPS and does not relate to the securities of eBay. The information in this prospectus regarding eBay has been derived from the publicly available documents described in the preceding paragraph. Cantor Fitzgerald & Co. has not participated in the preparation of these documents or made any due diligence inquiries with respect to eBay in connection with YUPS. Cantor Fitzgerald & Co. makes no representation that these publicly available documents or any other publicly available information regarding eBay is accurate or complete. Furthermore, Cantor Fitzgerald & Co. cannot assure you that all events occurring prior to the date of this prospectus, including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph, that would affect the trading price of the common stock of eBay, and therefore the offering and trading prices of the YUPS, have been publicly disclosed.

ANNEX A

This annex forms an integral part of the prospectus.

The following is a brief description of the business of eBay Inc. and sets forth the split-adjusted closing market prices, as reported on the applicable primary U.S. trading market, of the common stock of eBay on the 15th day or business day nearest the 15th day of each month during 2001, 2002, 2003, 2004, 2005 and the first nine months in 2006. The historical prices of the eBay common stock should not be taken as an indication of future performance.

eBay describes its business purpose as being to pioneer new communities around the world built on commerce, sustained by trust, and inspired by opportunity. eBay brings together millions of buyers and sellers every day on a local, national and international basis through an array of websites. eBay provides online marketplaces for the sale of goods and services, online payments services and online communication offerings to a diverse community of individuals and businesses. As of December 31, 2005, eBay has three primary businesses: the eBay Marketplaces, Payments and Communications. eBay Marketplaces provides the infrastructure to enable online commerce in a variety of formats, including the traditional auction platform, along with other online platforms of eBay, such as Rent.com, Shopping.com, Kijiji, mobile.de, and Marktplaats.nl. eBay's Payments business, which consists of its PayPal business, enables individuals or businesses to securely, easily and quickly send and receive payments online. eBay's Communications business, which consists of its Skype business, enables VoIP calls between Skype users, and also provides Skype users low-cost connectivity to traditional fixed-line and mobile telephones.

eBay Inc. was formed as a sole proprietorship in September 1995 and was incorporated in California in May 1996. In April 1998, eBay reincorporated in Delaware and in September 1998 it completed the initial public offering of its common stock. eBay's principal executive offices are located at 2145 Hamilton Avenue, San Jose, California, 95125, and its telephone number is (408)  376-7400. eBay's Internet address is www.ebay.com. eBay's investor relations website is located at http://investor.ebay.com. eBay makes available free of charge on its investor relations website under ‘‘SEC Filings’’ its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports as soon as reasonably practicable after it electronically files or furnishes such materials to the SEC.

2001	Closing Price	2002	Closing Price	2003	Closing Price	2004	Closing Price	2005	Closing Price	2006	Closing Price
January	$10.95	January	$16.01	January	$18.38	January	$33.32	January	$53.19	January	$45.41
February	$12.62	February	$14.73	February	$18.75	February	$34.60	February	$42.70	February	$40.65
March	$8.66	March	$14.43	March	$20.98	March	$33.91	March	$37.07	March	$39.12
April	$10.22	April	$13.82	April	$22.04	April	$37.68	April	$31.97	April	$38.03
May	$14.01	May	$14.34	May	$24.52	May	$39.17	May	$35.38	May	$31.23
June	$16.28	June	$14.76	June	$25.41	June	$43.72	June	$37.34	June	$30.74
July	$16.46	July	$15.20	July	$28.28	July	$41.89	July	$35.08	July	$26.56
August	$15.00	August	$14.67	August	$25.77	August	$39.36	August	$41.23	August	$24.93
September	$12.35	September	$14.46	September	$26.94	September	$47.03	September	$37.65	September	$27.85
October	$15.39	October	$14.50	October	$28.80	October	$46.88	October	$40.85
November	$15.02	November	$16.49	November	$27.19	November	$54.71	November	$43.05
December	$16.65	December	$17.32	December	$28.64	December	$58.69	December	$46.02

The closing price of eBay common stock on October 6, 2006 was $29.39. The closing prices in the table above are adjusted for 2 for 1 stock splits effective on May 25, 2000, August 29, 2003 and February 17, 2005.

Each Issuance Denomination of YUPS will consist of (1)                      shares of eBay common stock and (2) one each of the following series of U.S. Treasury Strips, prior to the maturity of each such U.S. Treasury Strip.

A-1

Maturity Date	Cusip Number
11/15/2006	912833fz8
2/15/2007	912833cr9
5/15/2007	912833ga2
8/15/2007	912833cs7
11/15/2007	912833gb0
2/15/2008	912833ct5
5/15/2008	912833gc8
8/15/2008	912833cu2
11/15/2008	912833gd6
2/15/2009	912833cv0
5/15/2009	912833ge4
8/15/2009	912833cw8
11/15/2009	912833gf1

Each U.S. Treasury Strip listed in the table will provide a fixed payment of the $1,000.00 face amount of the Strip upon maturity date.

A-2

40,000,000 Depositary Receipts
YUPSSM Trust for eBay Inc.

P R O S P E C T U S

Cantor Fitzgerald & Co.

                     , 2006

Until                      , 2006 (25 days after the date of this prospectus), all dealers effecting transactions in the offered YUPS, whether or not participating in this distribution, may be required to deliver a prospectus. This requirement is in addition to the obligations of dealers to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

The expenses expected to be incurred in connection with the issuance and distribution of the securities being registered, other than underwriting compensation, are as set forth below. All fees and expenses of the offering will be paid by Cantor Fitzgerald & Co. Except for the registration fee payable to the Securities and Exchange Commission, all such expenses are estimated:

Securities and Exchange Commission registration fee	$1,267.00
Printing and engraving expenses	$10,000.00
Legal fees and expenses	$200,000.00
Miscellaneous	$5,000.00
Total	$216,267.00

Item 15.    Indemnification of Directors and Officers.

Section 2.01 of the Cantor Fitzgerald & Co. General Partnership Agreement provides in effect that, subject to certain limited exceptions, Cantor Fitzgerald & Co. shall indemnify its employees, its Partners, their affiliates and their respective directors, officers and employees, or agents from and against any loss, liability, cost or expense arising out of or in connection with the business of the partnership. Indemnification is not provided for acts in violation of the partnership agreement or where prohibited under the federal securities laws. Litigation expenses are paid when incurred if the indemnified party undertakes to repay such amounts if it is ultimately determined not to be entitled to indemnification.

Item 16.    Exhibits.

†4.1	Form of Standard Terms for Depositary Trust Agreements between Cantor Fitzgerald & Co. and The Bank of New York, as Trustee, and form of Depositary Trust Agreement and form of YUPS included as exhibits thereto
†4.2	Form of Service Agreement between Cantor Fitzgerald & Co. and The Bank of New York
†4.3	Form of Calculation Agent Agreement between Cantor Fitzgerald & Co. and the American Stock Exchange
†5.1	Opinion of Morgan, Lewis & Bockius LLP regarding the validity of the YUPS Receipts
†8.1	Opinion of Morgan, Lewis & Bockius LLP, as special U.S. tax counsel, regarding material federal income tax consequences
†24.1	Powers of Attorney (included on signature page of Registration Statement)

†	Previously filed.

Item 17.    Undertakings.

The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which,

individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the ‘‘Calculation of Registration Fee’’ table in the effective registration statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, That:

(A)    Paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement; and

(B)    Paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the registration statement is on Form S-3 or Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(C)    Provided, further, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is for an offering of asset-backed securities on Form S-1 or Form S-3, and the information required to be included in a post-effective amendment is provided pursuant to Item 1100(c) of Regulation AB (§229.1100(c)).

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)    If the registrant is relying on Rule 430B:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is a part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is a part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)    If the registration is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)    Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)    Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to Item 15 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment No. 7 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on October 13, 2006.

CANTOR FITZGERALD & CO., as Sponsor

By:	Cantor Fitzgerald Securities, its Managing Partner

By:	Cantor Fitzgerald, L.P., its General Partner

By:	CF Group Management, Inc., its Managing General Partner

By:	/s/ Howard W. Lutnick Name: Howard W. Lutnick Title: President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Howard W. Lutnick and Stephen M. Merkel, and each of them, with full power to act without the other, as his or her true and lawful attorneys-in-fact and agents with full and several power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, and supplements to this Registration Statement, and to file any additional related registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 7 to the Registration Statement has been signed by the following persons in the capacities indicated on October 13, 2006.

Signature	Title

/s/ Howard W. Lutnick	President and Director CF Group Management, Inc. (Principal Executive Officer)

Howard W. Lutnick

/s/ Doug Barnard	Chief Financial Officer CF Group Management, Inc. (Principal Financial and Accounting Officer)

Doug Barnard

*	Director CF Group Management, Inc.

Stuart Fraser

/s/ Allison Lutnick	Director CF Group Management, Inc.

Allison Lutnick

/s/ Stephen M. Merkel	Director CF Group Management, Inc.

Stephen M. Merkel

* By: /s/ Stephen M. Merkel

Stephen M. Merkel
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibits

†4.1	Form of Standard Terms for Depositary Trust Agreement between Cantor Fitzgerald & Co. and The Bank of New York, as Trustee, and form of Depositary Trust Agreement and form of YUPS included as exhibits thereto
†4.2	Form of Service Agreement between Cantor Fitzgerald & Co. and The Bank of New York
†4.3	Form of Calculation Agent Agreement between Cantor Fitzgerald & Co. and the American Stock Exchange
†5.1	Opinion of Morgan, Lewis & Bockius LLP regarding the validity of the YUPS Receipts
†8.1	Opinion of Morgan, Lewis & Bockius LLP, as special U.S. tax counsel, regarding material federal income tax consequences
†24.1	Powers of Attorney (included on signature page of Registration Statement)

†	Previously filed.